NEWS RELEASE

FHLB Des Moines Announces First Quarter 2007 Financial Results and Dividend

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines (FHLB Des Moines) today released unaudited financial results for the first quarter ended March 31, 2007 and announced a quarterly dividend payable in May at an annualized rate of 4.25%. Reflective of its steady financial performance during the past year, the Bank’s dividends have been stable at 4.25% for the past four quarters.

Net income was $20.3 million for the three months ended March 31, 2007 compared with $21.3 million for the same period in 2006, a decrease of 4.7%. The decrease in net income for the three months ended March 31, 2007 was primarily due to decreased net gains on derivatives and hedging activities of $2.9 million, which was partially offset by an increase in net interest income of $0.7 million and a decrease in operating expenses of approximately $1.0 million.

Total assets increased to $42.7 billion for the three month period ended March 31, 2007 compared to $42.0 billion at the year ended December 31, 2006. The advances portfolio decreased slightly from $21.9 billion at December 31, 2006 to $21.3 billion for the three months ended March 31, 2007, but was offset by an increase of $1.5 billion in investments. Demand for advances from our membership declined as loan volumes softened.

As previously announced, FHLB Des Moines is transitioning to a new quarterly dividend payment schedule that will coincide with its reporting of financial results for each calendar quarter. To implement this transition, a dividend at an annualized dividend rate of 4.25% will be paid on May 18, 2007. This payment, approved by the Bank’s Board of Directors on May 11, 2007, is based on actual earnings for March 2007 and the equivalent of two month’s earnings taken from retained earnings. Consequently, the May dividend will reflect a full quarterly dividend. With the first quarter dividend paid March 28, 2007 and future quarterly dividends scheduled for May, August and November, members will receive four dividends in 2007 based on 12 months of earnings.

FHLB Des Moines had retained earnings of $344.5 million at March 31, 2007 compared to $344.2 million at December 31, 2006. The Bank’s retained earnings is the highest percentage of assets of any FHLBank in the System.

Additional financial information is available in the Bank’s 2007 First Quarter Report, Form 10-Q, at www.fhlbdm.com or www.sec.gov.

Federal Home Loan Bank of Des Moines
Financial Highlights (unaudited)

	March 31,	December 31,
Statement of Condition (dollars in millions)	2007	2006
Advances	$21,322	$21,855
Mortgage loans, net	11,514	11,775
Total Assets	42,727	42,041
Capital Stock — Class B Putable	1,844	1,906
Retained Earnings	344	344
Capital-to-Asset Ratio	5.21%	5.35%

Operating Results and Performance Ratios
(dollars in millions)	2007	2006
Net Interest Income	$38.2	$37.5
Net Income	20.3	21.3
Return on Average Assets	0.19%	0.19%
Return on Average Capital	3.64%	3.82%
Net Interest Margin	0.36%	0.34%
Operating Expenses to Average Assets	0.09%	0.09%
Dividend Rate (annualized)	4.25%	3.00%
Cash Dividends Declared and Paid	$20.1	$14.3

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in the Bank’s 10-K filed March 30, 2007 with the Securities and Exchange Commission.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Des Moines Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.